Exhibit 99.5

Explanatory Note

As previously disclosed in the Current Reports on Form 8-K filed by Tilray, Inc., a Delaware corporation (“Tilray”), with the Securities and Exchange Commission on December 21, 2020 and February 22, 2021, Tilray entered into an Arrangement Agreement on December 15, 2020, as amended on February 19, 2021 (the “Arrangement Agreement”), with Aphria Inc., a corporation existing under the laws of the Province of Ontario (“Aphria”), pursuant to which Tilray agreed to acquire all of the issued and outstanding common shares of Aphria pursuant to a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (Ontario) (the “Arrangement”). The Arrangement was consummated on April 30, 2021 (the “Closing Date”).  This Exhibit 99.5 provides certain information about Tilray and its board of directors and management following the consummation of the Arrangement.

Officers of Tilray

The following provides biographical information regarding the officers of Tilray immediately following the Arrangement.

Name	Age	Business Experience, Public Company Directorships Held
Irwin D. Simon	62
Irwin D. Simon is President, Chief Executive Officer and Chairperson of the Board of Directors of Tilray. Mr. Simon is a business executive who founded The Hain Celestial Group, Inc. (NASDAQ: HAIN), a leading organic and natural products company in 1993. As Founder, President, Chief Executive Officer and Chairman, Mr. Simon led The Hain Celestial Group, Inc. for more than 25 years and grew the business to $3 billion in net sales with operations in North America, Europe, Asia, and the Middle East. Mr. Simon has more than 30 years of business experience spanning many domestic and international leadership and operating roles.

Mr. Simon is currently a director of MDC Partners Inc. (NASDAQ: MDCA) and Whole Earth Brands, Inc. (NASDAQ: FREE).

Carl. A. Merton	51
Carl Merton is Tilray’s Chief Financial Officer and has over 20 years of financial and business experience, having spent almost 12 years combined with Ernst & Young LLP and KPMG LLP prior to serving as Vice-President, Special Projects at Atlas Tube Canada ULC, Chief Financial Officer of Reko International Group Inc. (TSXV: REK) and Chief Financial Officer of Aphria Inc. Mr. Merton is a Chartered Professional Accountant, Chartered Accountant and is a Fellow of the Canadian Institute of Chartered Business Valuators (the “CICBV”). As the Chief Financial Officer of Aphria, Mr. Merton is responsible for leading strategic discussions, acquisitions and divestitures, budgeting, financing, financial reporting and internal controls. Mr. Merton holds an Honours Bachelor of Commerce in Sports Administration from Laurentian University. In addition Mr. Merton, is currently a member of the Board of Directors of Motor City Community Credit Union, is the Chair of their Audit Committee, serves as an external member of the Audit Committee of the Greater Windsor & Essex County District School Board and has served as a past Chair of both the CICBV and the International Association of Professional Business Valuators.

Denise M. Faltischek	48
Denise Faltischek is Chief Strategy Officer at Tilray.  Before joining Tilray, she served as Chief Strategy Officer at Aphria and led Aphria’s global strategy, a pivotal role in establishing Aphria as a global cannabis leader. An executive with extensive consumer-packaged goods experience,  Ms. Faltischek also served as Executive Vice President and Chief Strategy Officer at The Hain Celestial Group, Inc. (NASDAQ: HAIN), a leading organic and natural products company with operations in North America, Europe, Asia, and the Middle East. At Hain Celestial, Ms. Faltischek led the successful completion of more than 50 acquisitions and strategic transactions.  As Chief Strategy Officer, Ms. Faltischek collaborates with Mr. Simon on Tilray’s global strategy as Tilray scales its operations internationally and explores further opportunities in the United States as well as overseeing its acquisitions and other strategic transactions.  Ms. Faltischek also oversees Tilray’s international businesses.  She is a director and the chair of the Nominating and Governance Committee of Whole Earth Brands, Inc. (NASDAQ: FREE), a global industry-leading platform, focused on the “better for you” consumer packaged goods and ingredients space.

James (Jim) Meiers	63
Jim Meiers is Head of Canada at Tilray, Inc.  He joins Tilray from Aphria. where he led Aphria’s operations and manufacturing facilities across Canada.  Prior to Aphria, Mr. Meiers led operations at The Hain Celestial Group, Inc. (NASDAQ: HAIN), a leading natural and organic products company with operations in North America, Europe, Asia, and the Middle East. Over his 14-year tenure at The Hain Celestial Group, Inc., he held various executive roles including President Celestial Seasonings, Hain Celestial Personal Care, CEO Hain Pure Protein and Chief Supply Chain Officer of Hain Grocery & Snacks.  Mr. Meiers has over 30 years of supply chain experience and general management for consumer-packaged goods companies, including H.J. Heinz (NASDAQ: KHC) and Kraft Foods Group (NASDAQ: KRFT).

Executive Compensation

Irwin D. Simon – President & Chief Executive Officer

Prior to January 14, 2020, Mr. Simon was an independent contractor pursuant to an independent contractor agreement with Aphria for a limited term. Effective January 14, 2020, Mr. Simon agreed to become a full time employee of Aphria and entered into an employment agreement setting forth the terms and conditions of his employment, which provided for an annual base salary of US$1,000,000, monthly car allowance of US$1,000, annual bonus of up to 350% of base salary, subject to approval of the board of directors, and RSUs pursuant to the Aphria Omnibus Long-Term Incentive Plan (“OLIP”), or any other equity plan as may be approved by the board of directors, of up to 200% of base salary, to be determined by the board of directors. In consideration of entering this employment agreement, Mr. Simon received a signing cash bonus equal to US$1,110,000 and US$7,000,000 granted as RSUs that vest over three years.

The Aphria Board awarded Mr. Simon the signing bonus and RSU award in recognition of Mr. Simon’s leadership and experience building successful companies as critical to Aphria’s continued success. The RSU award served the additional purpose of increasing Mr. Simon’s equity ownership in Aphria in order to align his interests with Aphria’s shareholders, and in recognition of the large equity stakes held by the CEOs of other cannabis issuers. Mr. Simon’s employment agreement also included, among other things, provisions regarding, confidentiality, non-competition and non-solicitation, as well as eligibility for Aphria’s benefit plans. In the event that Mr. Simon is terminated without cause, he will be entitled to a payment equal to eighteen months’ base salary (including continued payment of his health and welfare plan $2,500 per month stipend), and accelerated vesting of any unvested RSUs. In the event Mr. Simon is terminated without cause within 30 days following a “Change of Control” (as defined in his employment agreement), he will be entitled to receive a lump sum payment equal to two times his base salary and two times the amount of average annual bonus, if any, paid in the last two years, and the accelerated vesting of any unvested RSUs.

Effective June 1, 2020, Mr. Simon’s employment agreement was amended to provide for an annual base salary of US$1,300,000, maximum annual cash bonus of 350% of base salary, and annual equity award of 200% of base salary.

Aphria additionally agreed to cover premiums of up to US$100,000 per year for a US$6,000,000 life insurance policy while Mr. Simon is employed by the company. The new terms also provided that in the event Mr. Simon is terminated without cause up to six months before a Change of Control or within 30 days following a Change of Control, he will be entitled to receive a lump sum payment equal to two and a half times his base salary and two and a half times his highest bonus, if any, paid over the last two years and a pro-rated annual equity award as if target performance had been achieved, if the Change of Control takes place after the first quarter of such fiscal year in which the Change of Control occurs.  In the event Mr. Simon receives severance upon his termination without cause and subsequently is entitled to enhanced severance due to a later Change of Control, Mr. Simon will receive the additional Change of Control severance amount with no duplication of benefits.  Such enhanced Change of Control severance includes a continuation of benefits, including car allowance and office lease, for a period of 2.5 years.  Mr. Simon also received US$500,000 paid in cash consideration for a contract extension through to June 2023. The revisions to Mr. Simon’s employment agreement were intended to ensure the long term retention of Mr. Simon in view of his breadth of experience in the consumer packaged goods sector, making him an attractive candidate to non-cannabis competitors and thereby providing him with significant optionality for alternate and lucrative employment. More importantly, the Aphria Board intended to recognize Mr. Simon’s involvement in the impressive financial performance of Aphria during Mr. Simon’s first year as CEO, despite a challenging economic climate created by the economic shutdowns and regulatory slowdowns arising from COVID-19.

Carl A. Merton – Chief Financial Officer

On January 1, 2020, Aphria entered into a new employment agreement with Mr. Merton for an indefinite term setting forth the terms and conditions of his employment, which provided for annual base salary of C$425,000, monthly car allowance of $1,000, monthly gas allowance of up to $500, annual bonus of up to 100% of base salary, to be approved by the board of directors, and RSUs pursuant to the OLIP or any other equity plan as may be approved by the board of directors, of up to 175% of base salary, subject to achievement. Mr. Merton’s employment agreement also includes, among other things, provisions regarding confidentiality, non-competition, and non-solicitation as well as eligibility for company benefit plans.

In the event that Mr. Merton is terminated without cause, he will be entitled to a payment equal to nine months’ base salary, plus one additional month per year of service, up to eighteen months’ base salary and all unvested equity will vest. In the event Mr. Merton is terminated without cause within two years following a “Change of Control” (as defined in his employment agreement and which includes a change in the effective control of Aphria which occurs on the date that the Chief Executive Officer ceases to be the Chief Executive Officer), he will be entitled to receive a lump sum payment equal to two times his nine months’ base salary, plus one additional month per year of service, up to eighteen months’ base salary, and two times the amount of annual bonus, if any, paid in the immediately preceding financial year.

James Meiers – Head of Canada

Mr. Meiers has historically provided services to Aphria pursuant to a consulting agreement between Aphria, Mr. Meiers and his holding company JRM Management Consulting Company, LLC (“JRM”) effective as of May 13, 2019, and amended June 1, 2020. The consulting agreement was for a fixed term that ended on May 31, 2020, and was extended for an additional twelve month period. Until May 31, 2020, JRM received US$20,000 each month in consideration of its consulting services, and from June 1, 2020 onward JRM received US$27,083.00 each month in consideration of its consulting services.

As of June 1, 2020, Mr. Meiers is eligible to receive (i) a cash bonus of up to 100% of Mr. Meiers’s then current annual compensation and (ii) up to 150% of Mr. Meiers’s then current annual compensation in RSUs. Additionally, Aphria granted 300,000 stock options on June 19, 2019 pursuant to the OLIP that immediately vested and made an award of 75,000 RSUs in connection with Mr. Meiers’s agreement. The consulting agreement also includes, among other things, provisions regarding confidentiality. The consulting agreement may be terminated upon 30 days’ notice by any party. It may also be terminated by Aphria, without notice or further payment of any kind, if Mr. Meiers materially fails to perform the services contemplated by the consulting agreement or otherwise fails to comply with any material provision of the consulting agreement, following written notice. Pursuant to a severance and change in control agreement between Mr. Meiers and Aphria, in the event that Mr. Meiers is terminated for any reason other than for cause, Mr. Meiers is entitled to a severance payment in an amount equal to his then current annual compensation and its annual bonus awarded in the preceding fiscal year, and vesting of any unvested equity awards.

In the event that Mr. Meiers is terminated without cause within 18 months following a “Change in Control” (as defined in the severance and change in control agreement and which includes a change in the effective control of Aphria which occurs on the date that the Chief Executive Officer ceases to be the Chief Executive Officer), Mr. Meiers will be entitled to receive a lump sum payment equal to two times Mr. Meiers’s then current annual compensation and two times Mr. Meiers’s annual bonus awarded in the preceding fiscal year and the accelerated vesting of all equity awards.

Denise M. Faltischek – Chief Strategy Officer

Ms. Faltischek has historically provided services to Aphria pursuant to a consulting agreement between Aphria, Ms. Faltischek and her holding company, Avenel Consulting, Inc. (“Avenel”), effective as of September 12, 2019 and amended September 11, 2020. The initial term of the consulting agreement was twelve months, and automatically renews each year for an additional twelve month period. From September 12, 2019 until May 31, 2020, Ms. Faltischek received US$20,000 each month in consideration of her consulting services, and effective June 1, 2020 onward, Ms. Faltischek received US$27,083.00 each month in consideration of her consulting services. As of June 1, 2020, Ms. Faltischek is eligible to receive (i) a cash bonus of up to 100% of Ms. Faltischek’s then current annual compensation and (ii) up to 150% of Ms. Faltischek’s then current annual compensation in RSUs. Additionally, Aphria granted 300,000 stock options on October 11, 2019, pursuant to the OLIP that immediately vested and issued 75,000 RSUs in connection with Ms. Faltischek’s agreement.

The consulting agreement also includes, among other things, provisions regarding confidentiality. The consulting agreement may be terminated upon 30 days’ notice by any party. It may also be terminated by Aphria, without notice or further payment of any kind, if Ms. Faltischek materially fails to perform the services contemplated by the consulting agreement or otherwise fails to comply with any material provision of the consulting agreement, following written notice.

Pursuant to a severance and change in control agreement between Ms. Faltischek and Aphria, in the event that Ms. Faltischek is terminated for any reason other than for cause, Ms. Faltischek is entitled to a severance payment in an amount equal to her then current annual compensation and its annual bonus awarded in the preceding fiscal year, and vesting of any unvested equity awards. In the event that Ms. Faltischek is terminated without cause within 18 months following a “Change in Control” (as defined in the severance and change in control agreement and which includes a change in the effective control of Aphria which occurs on the date that the Chief Executive Officer ceases to be the Chief Executive Officer), Avenel will be entitled to receive a lump sum payment equal to two times Ms. Faltischek’s then current annual compensation and two times Ms. Faltischek’s annual bonus awarded in the preceding fiscal year and accelerated vesting of all equity awards.